Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Precipio, Inc. on Form S-8 file no’s 333-222819, 333-41714, 333-69334, 333-139999, 333-196712 and 333-221804, and Form S-3 file no’s 333-200313, 333-201907, 333-205793, 333-209111 and 333-209112 of our report, which includes an explanatory paragraph as to the company’s ability to continue as a Going Concern, dated April 13, 2018, with respect to our audits of the consolidated financial statements of Precipio, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of Precipio, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

Hartford, CT

April 13, 2018